Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2019 FIRST QUARTER RESULTS AND INCREASES 2019 GUIDANCE
-- 2019 First Quarter Diluted EPS of $1.24; Adjusted Diluted EPS of $1.39 --

ST. LOUIS, MISSOURI (April 23, 2019) -- Centene Corporation (NYSE: CNC) announced today its financial results for the first quarter ended March 31, 2019, reporting diluted earnings per share (EPS) of $1.24, and Adjusted Diluted EPS of $1.39.

In summary, the 2019 first quarter results were as follows:

Total revenues (in millions)	$18,444
Health benefits ratio	85.7%
SG&A expense ratio	9.6%
GAAP diluted EPS	$1.24
Adjusted Diluted EPS (1)	$1.39
Total cash flow provided by operations (in millions)	$1,316

(1) A full reconciliation of Adjusted Diluted EPS is shown on page six of this release.

Michael F. Neidorff, Centene's Chairman and Chief Executive Officer, stated, "Solid first quarter results and increased 2019 guidance are indicative of the sustainability of our profitable growth trajectory. We continue to focus on the fundamentals of the business that will drive long-term shareholder value, irrespective of headline volatility."

First Quarter Highlights

•
In March 2019, we signed a definitive merger agreement to acquire all of the issued and outstanding shares of WellCare Health Plans, Inc. The transaction is valued at approximately $17.3 billion (based on the Centene closing stock price on March 25, 2019) and is expected to close in the first half of 2020. The transaction is subject to approval by Centene and WellCare stockholders and is also conditioned on clearance under the Hart-Scott Rodino Act, receipt of state regulatory approvals and other customary closing conditions.

•	March 31, 2019 managed care membership of 14.7 million, an increase of 1.8 million members, or 14%, over March 31, 2018.

•	Total revenues for the first quarter of 2019 of $18.4 billion, representing 40% growth compared to the first quarter of 2018.

•	Health benefits ratio (HBR) of 85.7% for the first quarter of 2019, compared to 84.3% in the first quarter of 2018.

•	Selling, general and administrative (SG&A) expense ratio of 9.6% for the first quarter of 2019, compared to 10.5% for the first quarter of 2018.

•	Adjusted SG&A expense ratio of 9.5% for the first quarter of 2019, compared to 10.3% for the first quarter of 2018.

•	Diluted EPS for the first quarter of 2019 of $1.24, compared to $0.96 for the first quarter of 2018.

•
Adjusted Diluted EPS for the first quarter of 2019 of $1.39, compared to $1.09 for the first quarter of 2018. Adjusted Diluted EPS for the first quarter of 2019 benefited from a lower tax rate associated with the finalization of a tax audit of $0.02 per diluted share and higher investment income of $0.01 per diluted share. The results for the first quarter of 2019 also included $0.02 per diluted share of investment income from our deferred compensation investment portfolio. The deferred compensation portfolio earnings were substantially offset by increases in deferred compensation expense, recorded in SG&A expense.

•	Operating cash flow of $1.3 billion for the first quarter of 2019, representing 2.5x net earnings.

Other Events

•
In April 2019, we launched our OpiEnd Youth Challenge, a targeted curriculum for adolescents ages nine through 14 to raise awareness about opioid misuse and prevention. The OpiEnd Youth Challenge is the latest initiative as part of Centene's OpiEnd program, which addresses the national epidemic against opioid usage.

•
In April 2019, we completed the acquisition of QCA Health Plan, Inc. and QualChoice Life and Health Insurance Company, Inc. The acquisition expands our footprint in Arkansas by adding additional members primarily through Commercial products.

•
In April 2019, Centene and Washington University School of Medicine announced a partnership to transform and accelerate research into treatments for Alzheimer's disease, breast cancer, diabetes and obesity. As part of the partnership, Centene will fund up to $100 million over 10 years in research at Washington University. Innovations and intellectual property that arise from the initiative will be commercialized through the ARCH Personalized Medicine Initiative, a joint venture between the Washington University School of Medicine and Centene.

•
In March 2019, our New Hampshire subsidiary, NH Healthy Families, was awarded a contract to continue providing Medicaid services to enrollees statewide under a new five-year contract, which is expected to commence September 1, 2019.

•
In February 2019, we announced the formation of Social Health Bridge Trust to help community based organizations and healthcare entities work more effectively to address the social determinants of health.

•
In February 2019, Centene's two-for-one stock split of its shares of common stock became effective. All share and per share information presented in this press release has been adjusted for the two-for-one stock split.

Membership

The following table sets forth our membership by line of business:

	March 31,
	2019	2018
Medicaid:
TANF, CHIP & Foster Care	7,491,100	5,776,600
ABD & LTSS	1,036,200	866,000
Behavioral Health	56,000	454,500
Total Medicaid	8,583,300	7,097,100
Commercial	2,472,700	2,161,200
Medicare (1)	393,900	343,400
Correctional	153,200	157,300
Total at-risk membership	11,603,100	9,759,000
TRICARE eligibles	2,855,800	2,851,500
Non-risk membership	211,900	218,900
Total	14,670,800	12,829,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	March 31,
	2019	2018
Dual-eligible (2)	625,600	438,200
Health Insurance Marketplace	1,968,700	1,603,800
Medicaid Expansion	1,312,100	1,057,400

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information for the three months ended March 31, ($ in millions):

	2019	2018	% Change 2018-2019
Medicaid	$12,608	$8,205	54%
Commercial	3,645	3,063	19%
Medicare (1)	1,382	1,162	19%
Other	809	764	6%
Total Revenues	$18,444	$13,194	40%

(1) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended March 31, 2019

•
For the first quarter of 2019, total revenues increased 40% to $18.4 billion from $13.2 billion in the comparable period in 2018. The increase over the prior year was primarily due to the acquisition of Fidelis Care, expansions and new programs in many of our states in 2018 and 2019, including Florida, Illinois, New Mexico, and Pennsylvania, and growth in the Health Insurance Marketplace business in 2019. Total revenues also increased due to pass through payments, including approximately $500 million from the State of California and approximately $435 million from the State of New York, that were recorded in premium tax revenue and premium tax expense. These increases were partially offset by the health insurer fee moratorium in 2019.

•
Sequentially, total revenues increased 11% over the fourth quarter of 2018 primarily due to increased pass through payments from the States of California and New York, growth in the Health Insurance Marketplace business, and expansion in our Pennsylvania market. These increases were partially offset by the health insurer fee moratorium in 2019.

•
HBR of 85.7% for the first quarter of 2019 represents an increase from 84.3% in the comparable period in 2018. The acquisition of Fidelis Care and the impact of the health insurer fee moratorium in 2019 accounted for 130 basis points of the increase.

•
HBR decreased sequentially from 86.8% in the fourth quarter of 2018. The decrease was primarily due to performance and seasonality in the Health Insurance Marketplace business, partially offset by the impact of the health insurer fee moratorium in 2019.

•
The SG&A expense ratio was 9.6% for the first quarter of 2019, compared to 10.5% in the first quarter of 2018. The Adjusted SG&A expense ratio was 9.5% for the first quarter of 2019, compared to 10.3% in the first quarter of 2018. The SG&A and Adjusted SG&A expense ratios both decreased due to the acquisition of Fidelis Care, which operates at a lower SG&A expense ratio.

•
The effective tax rate was 24.2% for the first quarter of 2019, compared to 34.1% in the first quarter of 2018. The effective tax rate for the first quarter of 2019 was lower by approximately 150 basis points due to the favorable resolution of an outstanding audit. The effective tax rate was also reduced in the first quarter of 2019 due to the impact of the health insurer fee moratorium.

Balance Sheet

At March 31, 2019, the Company had cash, investments and restricted deposits of $14.8 billion, including $507 million held by unregulated entities. Medical claims liabilities totaled $7.4 billion. The Company's days in claims payable was 48 days, which is consistent with year end. Total debt was $6.8 billion, which includes $357 million of borrowings on our $1.5 billion revolving credit facility at quarter end. The debt to capitalization ratio was 36.5% at March 31, 2019, excluding $135 million of non-recourse debt.

Outlook

The Company's annual guidance for 2019 has been updated for the following significant items:

•	An increase in total revenues guidance at the midpoint of $2.5 billion, primarily driven by:

◦	$1.0 billion of additional pass through payments;

◦	$700 million associated with the Health Insurance Marketplace business, primarily due to a combination of higher than expected member retention and risk adjustment; and

◦	$500 million due to the changes in the Iowa contract award.

•	A decrease in the effective tax rate of 50 basis points primarily related to the favorable audit results recognized in the first quarter.

•
An increase to Adjusted Diluted EPS guidance at the midpoint of $0.13. This increase is driven by the first quarter results, $0.05 per diluted share for higher expected investment income, and $0.05 per diluted share associated with the increased Health Insurance Marketplace revenue, partially offset by increased business expansion costs of $0.02 per diluted share.

The Company's updated annual guidance for 2019 is as follows:

	Full Year 2019
	Low	High
Total revenues (in billions)	$72.8	$73.6
GAAP diluted EPS	$3.67	$3.84
Adjusted Diluted EPS (1)	$4.24	$4.44
HBR	86.5%	87.0%
SG&A expense ratio	9.4%	9.9%
Adjusted SG&A expense ratio (2)	9.3%	9.8%
Effective tax rate	24.5%	26.5%
Diluted shares outstanding (in millions)	421.0	422.0

(1)	Adjusted Diluted EPS excludes amortization of acquired intangible assets of $0.46 to $0.47 per diluted share and acquisition related expenses of $0.11 to $0.13 per diluted share.

(2)	Adjusted SG&A expense ratio excludes acquisition related expenses of $62 million to $74 million.

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 23, 2019, at approximately 8:30 AM (Eastern Time) to review the financial results for the first quarter ended March 31, 2019. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 1795523 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, April 21, 2020, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, April 30, 2019, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10129281.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended March 31,
	2019	2018
GAAP net earnings attributable to Centene	$522	$340
Amortization of acquired intangible assets	65	39
Acquisition related expenses	18	21
Income tax effects of adjustments (1)	(20)	(14)
Adjusted net earnings	$585	$386

(1)	The income tax effects of adjustments are based on the effective income tax rates applicable to adjusted (non-GAAP) results.

	Three Months Ended March 31,		Annual Guidance December 31, 2019
	2019	2018
GAAP diluted EPS attributable to Centene	$1.24	$0.96	$3.67 - $3.84
Amortization of acquired intangible assets (1)	0.12	0.09	$0.46 - $0.47
Acquisition related expenses (2)	0.03	0.04	$0.11 - $0.13
Adjusted Diluted EPS	$1.39	$1.09	$4.24 - $4.44

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.04 and $0.02 for the three months ended March 31, 2019 and 2018, respectively, and an estimated $0.14 for the year ended December 31, 2019.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.01 and $0.02 for the three months ended March 31, 2019 and 2018, respectively, and an estimated $0.04 for the year ended December 31, 2019.

	Three Months Ended March 31,
	2019	2018
GAAP SG&A expenses	$1,609	$1,316
Acquisition related expenses	17	21
Adjusted SG&A expenses	$1,592	$1,295

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a diversified, multi-national healthcare enterprise that provides a portfolio of services to government sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children’s Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-Term Services and Supports (LTSS), in addition to other state-sponsored programs, Medicare (including the Medicare prescription drug benefit commonly known as “Part D”), dual eligible programs and programs with the U.S. Department of Defense. Centene also provides healthcare services to groups and individuals delivered through commercial health plans. Centene operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health management, care management software, correctional healthcare services, dental benefits management, commercial programs, home-based primary care services, life and health management, vision benefits management, pharmacy benefits management, specialty pharmacy and telehealth services.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene’s investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our proposed acquisition (the WellCare Transaction) of WellCare Health Plans, Inc. (WellCare), our recent acquisition (the Fidelis Care Acquisition) of substantially all the assets of New York State Catholic Health Plan, Inc., d/b/a Fidelis Care New York ( Fidelis Care), investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: the risk that regulatory or other approvals required for the WellCare Transaction may be delayed or not obtained or are obtained subject to conditions that are not anticipated that could require the exertion of management's time and our resources or otherwise have an adverse effect on us; the risk that our stockholders do not approve the issuance of shares of Centene common stock in the WellCare Transaction; the risk that WellCare's stockholders do not adopt the merger agreement (the Merger Agreement); the possibility that certain conditions to the consummation of the WellCare Transaction will not be satisfied or completed on a timely basis and, accordingly, the WellCare Transaction may not be consummated on a timely basis or at all; uncertainty as to the expected financial performance of the combined company following completion of the WellCare Transaction; the possibility that the expected synergies and value creation from the WellCare Transaction will not be realized, or will not be realized within the expected time period; the exertion of management's time and the Company's resources, and other expenses incurred and business changes required, in connection with any regulatory, governmental or third party consents or approvals for the WellCare Transaction; the risk that unexpected costs will be incurred in connection with the completion and/or integration of the WellCare Transaction or that the integration of WellCare will be more difficult or time consuming than expected; the risk that potential litigation in connection with the WellCare Transaction may affect the timing of the WellCare Transaction, cause it not to close at all, or result in significant costs of defense, indemnification and liability; unexpected costs, charges or expenses resulting from the WellCare Transaction; the possibility that competing offers will be made to acquire WellCare; the inability to retain key personnel; disruption from the announcement, pendency and/or completion of the WellCare Transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that, following the WellCare Transaction, the combined company may not be able to effectively manage its expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome of the District Court decision in "Texas v. United States of America" regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on federally facilitated and state-based Health Insurance Marketplaces; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the Fidelis Care Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions, including the Fidelis Care Acquisition; disruption caused by significant completed and pending acquisitions, including, among others, the Fidelis Care Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions, including among others, the Fidelis Care Acquisition; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including Fidelis Care, will not be integrated successfully; the risk that, following the Fidelis Care Acquisition, we may not be able to effectively manage our expanded operations; restrictions and limitations in connection with our indebtedness; our ability to maintain the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

[Tables Follow]

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	March 31, 2019	December 31, 2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,345	$5,342
Premium and trade receivables	5,819	5,150
Short-term investments	697	722
Other current assets	755	784
Total current assets	13,616	11,998
Long-term investments	7,186	6,861
Restricted deposits	582	555
Property, software and equipment, net	1,800	1,706
Goodwill	6,981	7,015
Intangible assets, net	2,208	2,239
Other long-term assets	1,196	527
Total assets	$33,569	$30,901

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$7,381	$6,831
Accounts payable and accrued expenses	4,641	4,051
Return of premium payable	718	666
Unearned revenue	363	385
Current portion of long-term debt	40	38
Total current liabilities	13,143	11,971
Long-term debt	6,775	6,648
Other long-term liabilities	2,007	1,259
Total liabilities	21,925	19,878
Commitments and contingencies
Redeemable noncontrolling interests	10	10
Stockholders’ equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 419,058 issued and 413,305 outstanding at March 31, 2019, and 417,695 issued and 412,478 outstanding at December 31, 2018	—	—
Additional paid-in capital	7,491	7,449
Accumulated other comprehensive earnings (loss)	38	(56)
Retained earnings	4,185	3,663
Treasury stock, at cost (5,753 and 5,217 shares, respectively)	(174)	(139)
Total Centene stockholders’ equity	11,540	10,917
Noncontrolling interest	94	96
Total stockholders’ equity	11,634	11,013
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$33,569	$30,901

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues:
Premium	$16,203	$11,903
Service	635	653
Premium and service revenues	16,838	12,556
Premium tax and health insurer fee	1,606	638
Total revenues	18,444	13,194
Expenses:
Medical costs	13,882	10,039
Cost of services	544	543
Selling, general and administrative expenses	1,609	1,316
Amortization of acquired intangible assets	65	39
Premium tax expense	1,659	546
Health insurer fee expense	—	171
Total operating expenses	17,759	12,654
Earnings from operations	685	540
Other income (expense):
Investment and other income	99	41
Interest expense	(99)	(68)
Earnings from operations, before income tax expense	685	513
Income tax expense	166	175
Net earnings	519	338
Loss attributable to noncontrolling interests	3	2
Net earnings attributable to Centene Corporation	$522	$340

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$1.26	$0.98
Diluted earnings per common share	$1.24	$0.96

Weighted average number of common shares outstanding:
Basic	412,924	347,843
Diluted	419,752	355,380

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$519	$338
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	155	104
Stock compensation expense	38	33
Deferred income taxes	23	30
Changes in assets and liabilities
Premium and trade receivables	(662)	(176)
Other assets	20	51
Medical claims liabilities	548	485
Unearned revenue	(22)	317
Accounts payable and accrued expenses	357	157
Other long-term liabilities	347	477
Other operating activities, net	(7)	30
Net cash provided by operating activities	1,316	1,846
Cash flows from investing activities:
Capital expenditures	(176)	(218)
Purchases of investments	(580)	(765)
Sales and maturities of investments	383	445
Acquisitions, net of cash acquired	—	(226)
Net cash used in investing activities	(373)	(764)
Cash flows from financing activities:
Proceeds from long-term debt	1,018	2,015
Payments of long-term debt	(927)	(1,491)
Common stock repurchases	(35)	(9)
Other financing activities, net	2	(2)
Net cash provided by financing activities	58	513
Net increase in cash, cash equivalents and restricted cash and cash equivalents	1,001	1,595
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	5,350	4,089
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$6,351	$5,684
Supplemental disclosures of cash flow information:
Interest paid	$87	$73
Income taxes paid	$6	$1
Equity issued in connection with acquisitions	$—	$324

The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	March 31,
	2019	2018
Cash and cash equivalents	$6,345	$5,668
Restricted cash and cash equivalents, included in restricted deposits	6	16
Total cash, cash equivalents, and restricted cash and cash equivalents	$6,351	$5,684

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2019	2018	2018	2018	2018
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	7,491,100	7,356,200	7,260,500	5,852,000	5,776,600
ABD & LTSS	1,036,200	1,002,100	964,200	874,200	866,000
Behavioral Health	56,000	36,500	455,900	454,600	454,500
Total Medicaid	8,583,300	8,394,800	8,680,600	7,180,800	7,097,100
Commercial	2,472,700	1,978,000	2,062,500	2,051,700	2,161,200
Medicare (1)	393,900	416,900	417,400	343,800	343,400
Correctional	153,200	151,300	150,900	157,900	157,300
Total at-risk membership	11,603,100	10,941,000	11,311,400	9,734,200	9,759,000
TRICARE eligibles	2,855,800	2,858,900	2,858,900	2,851,500	2,851,500
Non-risk membership	211,900	219,700	219,000	218,100	218,900
Total	14,670,800	14,019,600	14,389,300	12,803,800	12,829,400

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	48,100	47,300	45,400	41,200	34,800

DAYS IN CLAIMS PAYABLE (2)	48	48	51	44	43
(2) Days in claims payable is a calculation of medical claims liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$14,303	$13,002	$13,782	$11,455	$11,398
Unregulated	507	478	481	3,543	452
Total	$14,810	$13,480	$14,263	$14,998	$11,850

DEBT TO CAPITALIZATION	36.9%	37.8%	37.3%	37.0%	40.6%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	36.5%	37.4%	36.9%	36.7%	40.3%
(3) The non-recourse debt represents the Company's mortgage note payable ($57 million at March 31, 2019) and construction loan payable ($78 million at March 31, 2019).
Debt to capitalization is calculated as follows: total debt divided by (total debt + total equity).

OPERATING RATIOS

	Three Months Ended March 31,
	2019	2018
HBR	85.7%	84.3%
SG&A expense ratio	9.6%	10.5%
Adjusted SG&A expense ratio	9.5%	10.3%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, March 31, 2018	$4,771
Less: reinsurance recoverable	13
Balance, March 31, 2018, net	4,758
Acquisitions and purchase accounting adjustments	1,210
Less: acquired reinsurance recoverable	8
Incurred related to:
Current period	50,370
Prior period (1)	(470)
Total incurred	49,900
Paid related to:
Current period	44,516
Prior period	3,983
Total paid	48,499
Balance, March 31, 2019, net	7,361
Plus: reinsurance recoverable	20
Balance, March 31, 2019	$7,381

(1) Incurred related to prior period does not include development on the acquired Fidelis Care medical claims liability as we closed that acquisition on July 1, 2018. Our Form 10-Q presents a rollforward for the three months ended March 31, 2019, which includes the development on Fidelis Care reserves, subsequent to the acquisition.

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $46 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service March 31, 2018, and prior.